Exhibit 99.1

FOR IMMEDIATE RELEASE

December 29, 2008

Owens & Minor Signs Definitive Agreement to Sell its Direct-to-Consumer,

Diabetes Supply Business to Liberty Healthcare Group, Inc.

RICHMOND, VA….Owens & Minor (NYSE-OMI) announced today that it has signed a definitive agreement to sell certain assets of its direct-to-consumer, diabetes supply business to Liberty Healthcare Group, Inc. for $63 million in cash. The assets include patient data and intellectual property. Owens & Minor will retain the remaining assets and liabilities, including accounts receivable.

“We are pleased to have the opportunity to transition this business to Liberty, which is among America’s leading providers of diabetes supplies and services,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “We believe that Liberty will continue our tradition of providing exceptional service to the patients served by this business.”

Added Laizer Kornwasser, Liberty’s President, “This builds on Liberty’s long and successful growth strategy by implementing multiple initiatives, including direct marketing and, as appropriate and opportunities allow, targeted acquisitions.”

The transaction is expected to close in early January. Owens & Minor anticipates that it will provide additional information regarding the financial impact of the transaction when it releases fourth quarter 2008 results in early February.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P SmallCap 600, which includes companies with a market capitalization of $300 million to $2 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

CONTACTS: Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; Chuck Graves, Director, Finance & Investor Relations, 804-723-7556.

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